POWER OF ATTORNEY

FOR SECURITIES AND EXCHANGE COMMISSION AND RELATED FILINGS

Each of the undersigned Trustees of Investment Managers Series Trust II (the “Trust”) hereby appoints Joy Ausili, Rita Dam and Diane Drake (with full power to each of them to act alone) as his or her attorney-in-fact and agent, in all capacities, to execute and file a Registration Statement of the Trust on Form N-14 under the Investment Company Act of 1940, under the Securities Act of 1933, and under the laws of all states and other domestic and foreign jurisdictions, relating to the transaction listed below, and any and all amendments thereto, and any other documents related thereto, including all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority. Each of the undersigned grants to each of said attorneys full authority to do every act necessary to be done in order to effectuate the same as fully, to all intents and purposes, as he or she could do if personally present, thereby ratifying all that said attorneys-in-fact and agents may lawfully do or cause to be done by virtue hereof.

•	Reorganization of each of ACM Dynamic Opportunity Fund and the ACM Tactical Income Fund, each a series of Norther Lights Fund Trust III, into AXS Dynamic Opportunity Fund and the AXS Tactical Income Fund, each a series of the Trust.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Each undersigned Trustee hereby executes this Power of Attorney as of the 2nd day of February, 2023.

/s/ Larry Tashjian	/s/ John Zader
Larry Tashjian	John P. Zader
Trustee	Trustee

/s/ Kathy Shkuda	/s/ Thomas Knipper
Kathy Shkuda	Thomas Knipper
Trustee	Trustee

/s/Terrance Gallagher	/s/ Joy Ausili
Terrance P. Gallagher	Joy Ausili
Trustee	Trustee